Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128216

IVOW, INC.

SUPPLEMENT NO. 1 TO PROSPECTUS DATED NOVEMBER 29, 2005

This Supplement No. 1 supplements certain information contained in our Prospectus dated November 29, 2005 (the “Prospectus”).  This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

The information contained in the table under the caption “Selling Security Holders” on pages 10 through 12 of the Prospectus is hereby supplemented by: (i) adding to the table the selling security holders set forth below under Schedule 1, and (ii) amending and restating the holdings of the selling security holder set forth below under Schedule 2.

SCHEDULE 1

	Securities Beneficially Owned Prior to Offering				Number of	Shares Beneficially Owned After the Offering(1)
		Shares Underlying			Shares Being
Selling Security Holders	Shares	Warrants	Total	Percent	Registered	Shares and Shares Underlying Warrants	Percent

Dawson James Securities (i)	—	29,814	29,814	1.29%	29,814	—	—
David Weinstein	—	2,434	2,434	*	2,434	—	—
Robert D. Keyser Jr.	—	51,174	51,174	2.22%	13,640	37,534	—
Albert Poliak	—	49,082	49,082	2.13%	11,548	37,534	—
Frank Salvatore	—	11,448	11,448	*	11,448	—	—
Douglas Kaiser	—	11,448	11,448	*	11,448	—	—
Thomas Hands	—	1,500	1,500	*	1,500	—	—
William Fox	—	1,500	1,500	*	1,500	—	—

SCHEDULE 2

	Securities Beneficially Owned Prior to Offering				Number of	Shares Beneficially Owned After the Offering(1)
		Shares Underlying			Shares Being
Selling Security Holders	Shares	Warrants	Total	Percent	Registered	Shares	Percent

Dawson James Securities, Inc.	—	—	—	—	—	—	—

(i) Robert D. Keyser, Jr., Chief Executive Officer, and Albert J. Poliak, President, hold voting and dispositive power over all of the shares being offered by Dawson James Securities in this prospectus supplement.

Information concerning the selling security holders is based upon information provided to us by the security holders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary.  Additionally, the selling security holders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they last provided us with information about their holdings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 19, 2006.